FORM OF AUTHORIZED PARTICIPANT AGREEMENT

CROSSMARK ETF TRUST

This Authorized Participant Agreement (the “Agreement”) is entered into by and between PINE Distributors LLC (the “Distributor”) and __________ (the “Participant”) and is subject to acceptance by Brown Brothers Harriman & Co. (the “Transfer Agent”), and is further subject to acknowledgement and agreement by Crossmark ETF Trust (the “Trust”), a series trust offering a number of portfolios of securities (each a “Fund” and collectively the “Funds”), solely with respect to Sections 4(c), 12(a), 12(c), 13 and 19 herein. Capitalized terms used but not defined herein are defined in the current prospectus for each Fund as it may be supplemented or amended from time to time, and included in the Trust’s Registration Statement on Form N-1A, as it may be amended from time to time, or otherwise filed with the U.S. Securities and Exchange Commission (“SEC”) (together with such Fund’s Statement of Additional Information incorporated therein, the “Prospectus”).

The Distributor provides services as principal underwriter of the Funds acting on an agency basis in connection with the distribution of shares of beneficial interest of each Fund (the “Shares”). The Transfer Agent has been retained to provide certain transfer agency services and to be the order taker with respect to the purchase and redemption of Creation Units of Shares.

This Agreement is intended to set forth certain procedures by which the Participant may purchase and/or redeem Creation Units through the Federal Reserve/Treasury Automated Debt Entry System maintained at the Federal Reserve Bank of New York (the “Federal Reserve Book-Entry System”) and the Continuous Net Settlement (“CNS”) clearing processes of National Securities Clearing Corporation (“NSCC”) (as such processes have been enhanced to effect purchases and redemptions of Creation Units, the “CNS Clearing Process”) or, outside of the CNS Clearing Process, the manual process of The Depository Trust Company (“DTC”).

The parties agree as follows:

1.	Status, Representations And Warranties Of Participant

(a) The Participant represents and warrants that it has the ability to transact through the Federal Reserve Book-Entry System and, with respect to orders for the purchase of Creation Units (“Purchase Orders”) or orders for redemption of Creation Units (“Redemption Orders” and, together with Purchase Orders, the “Orders”), (i) through the CNS Clearing Process, because it is a member of NSCC and a participant in the CNS System of NSCC, and/or (ii) outside the CNS Clearing Process, because it is a DTC participant (a “DTC Participant”). Any change in the foregoing status of the Participant shall automatically and immediately terminate this Agreement. The Participant shall give prompt written notice of any such change to the Distributor and the Transfer Agent.

The Participant may place Orders either through the CNS Clearing Process or outside the CNS Clearing Process, subject to the procedures for purchase and redemption set forth in the Prospectus and Section 2 of this Agreement.

(b) The Participant represents and warrants that: (i) it is a broker-dealer registered with the SEC, and it is a member of the Financial Industry Regulatory Authority (“FINRA”), or it is exempt from registration, or it is otherwise not required to be registered as, a broker-dealer or a member of FINRA; (ii) it is registered and/or licensed to act as a broker or dealer, as required under all applicable laws, rules and regulations in the states or other jurisdictions in which the Participant conducts its activities, or it is otherwise exempt; and (iii) it is a Qualified Institutional Buyer, as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “1933 Act”).

The Participant agrees that it will: (i) maintain such registrations, licenses, qualifications, and memberships in good standing and in full force and effect throughout the term of this Agreement; (ii) comply with applicable FINRA rules and the securities laws of any jurisdiction in which it sells Shares, directly or indirectly, to the extent such laws, rules and regulations relate to the Participant’s transactions in, and activities with respect to, the Shares; and (iii) not offer or sell Shares of any Fund in any state or jurisdiction where such Shares may not lawfully be offered and/or sold.

Any change in the foregoing status of the Participant shall terminate this Agreement. The Participant shall give prompt written notice of any such change to the Distributor and the Transfer Agent.

(c) In the event Shares are authorized for sale in jurisdictions outside the several states, territories and possessions of the United States and the Participant offers and sells Shares in such jurisdictions and is not otherwise required to be registered or qualified as a broker or dealer, or to be a member of FINRA as set forth above, the Participant nevertheless agrees to observe the applicable laws, rules and regulations of the jurisdiction in which such offer and/or sale is made, to comply with the full disclosure requirements under the 1933 Act and the regulations promulgated thereunder, and to conduct its business in accordance with the FINRA rules, to the extent the foregoing relates to the Participant’s transactions in, and activities with respect to, the Shares.

(d) The Participant understands and acknowledges that the method by which Creation Units will be created and traded may raise certain issues under certain interpretations of applicable U.S. federal securities laws. For example, because new Creation Units of Shares may be issued and sold by a Fund on an ongoing basis, a “distribution,” as such term is used in the 1933 Act, may occur at any point. The Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in it being deemed a participant in a distribution in a manner which could, under certain interpretations of applicable law, render it a statutory underwriter and subject it to the prospectus delivery and liability provisions under the 1933 Act. The Participant also understands and acknowledges that dealers who are not “underwriters,” but who effect transactions in Shares, whether or not participating in the distribution of Shares, are generally required to deliver a prospectus. For the avoidance of doubt, the Participant does not admit to being an underwriter of the Shares.

2.	Execution Of Purchase And Redemption Orders

(a) All Orders must comply with the procedures for Orders set forth in the Prospectus and in this Agreement, which includes the attachments. The Participant, the Distributor, and the Transfer Agent each agrees to comply with the provisions of the then-current Prospectus provided or made available to the Participant and the Transfer Agent by the Distributor, this Agreement, and the laws, rules, and regulations that are applicable to it in its respective role under this Agreement. If there is a conflict between the terms of the Prospectus and the terms of this Agreement, the terms of the Prospectus control.

(b) Phone lines used in connection with Orders will be recorded. The Participant hereby consents to the recording of all calls in connection with the Orders, provided that the Participant may reasonably request that the recording party promptly provide to the Participant copies of recordings of any such calls, which have been retained in accordance with the recording party’s usual document retention policy. If a recording party becomes legally compelled to disclose to any third party any recording involving communications with the Participant, to the extent legally permitted to do so, such recording party shall provide the Participant with reasonable advance written notice identifying the recordings to be disclosed, together with copies of such recordings, so that the Participant may seek a protective order or other appropriate remedy with respect to the recordings or waive its right to do so. For the avoidance of doubt, the Transfer Agent may disclose any such recordings requested to any bank regulatory authority having jurisdiction over it without notice of any kind.

(c) The Participant understands that a Creation Unit generally will not be issued until the requisite cash and/or the designated basket of securities (the “Deposit Securities”), as well as applicable Transaction Fee and taxes, are transferred to the Trust on or before the settlement date in accordance with the Prospectus.

3.	Authorization Of Transfer Agent

Solely with respect to Orders submitted through the CNS Clearing Process, the Participant hereby authorizes the Transfer Agent, or its designee, to transmit to the NSCC on behalf of the Participant such instructions, including share and cash amounts as are necessary with respect to the purchase and redemption of Creation Units, and Orders consistent with the instructions and Orders issued by the Participant to the Transfer Agent. The Participant agrees to be bound by the terms of such instructions and Orders as reported by the Transfer Agent or its designee to the NSCC as though such instructions were issued by the Participant directly to the NSCC.

4.	Marketing Materials And Representations

(a) The Participant represents and warrants that it will not make any representations concerning a Fund, Creation Units or Shares, other than those consistent with the Prospectus or any Marketing Materials (as defined below) furnished to the Participant by the Distributor, the Trust, or the Funds’ adviser.

(b) The Participant agrees not to furnish, or cause to be furnished by it or its employees, to any person, or to display or publish, any information or materials relating to a Fund or the Shares, including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials (“Marketing Materials”), unless (i) such Marketing Materials (A) are either furnished to the Participant by the Distributor, or (B) if prepared by the Participant, are consistent in all material respects with the Prospectus, are approved by the Distributor in writing, and clearly indicate that such Marketing Materials are prepared and distributed by the Participant, and (ii) such Marketing Materials prepared by the Participant comply with applicable FINRA rules and regulations. The Participant shall file all such Marketing Materials that it prepares with FINRA, if required by applicable laws, rules or regulations.

(c) The Trust represents and warrants that (i) the Prospectus is effective, no stop order of the SEC has been issued, no proceedings for such purpose have been instituted or, to its knowledge, are being contemplated; (ii) the Prospectus conforms in all material respects to the requirements of all applicable law, and the rules and regulations of the SEC thereunder and does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) the Shares, when issued and delivered against payment of consideration thereof, as provided in this Agreement, will be duly and validly authorized, issued, fully paid and non-assessable and free of statutory and contractual preemptive rights, rights of first refusal and similar rights; (iv) no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the issuance and sale of the Shares, except the registration of the Shares under the 1933 Act; (v) Shares will be listed for trading on a national exchange; (vi) it will not lend Shares pursuant to any securities lending arrangement that would prevent the Trust from settling a Redemption Order when due; (vii) any and all Marketing Materials prepared by the Trust and provided to the Participant in connection with the offer and sale of Shares shall comply in all material respects with applicable law, including, without limitation, the provisions under the 1933 Act and the rules and regulations thereunder and applicable requirements of FINRA, and will not contain any untrue statement of a material fact related to a Fund or the Shares or omit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances under which they were made; and (viii) it will not name the Participant in the Prospectus, Marketing Materials, or on the Fund’s website without the prior written consent of Participant, unless such naming is required by law, rule, or regulation.

(d) Notwithstanding anything to the contrary in this Agreement, the term Marketing Materials shall not include (i) written materials of any kind that generally mention a Fund without recommending the Fund (including in connection with a list of products sold through Participant or in the context of asset allocations), (ii) materials prepared and used for the Participant’s internal use only, (iii) brokerage communications, including correspondence and institutional communications, as defined under FINRA rules, prepared by the Participant in the normal course of its business, and (iv) research reports; provided, however, that any such materials prepared by Participant comply with applicable FINRA rules and regulations and other applicable laws, rules and regulations.

5.	Title To Securities; Restricted Shares

The Participant represents and warrants on behalf of itself and any party for which it acts that Deposit Securities delivered by it to the custodian and/or any relevant sub-custodian in connection with a Purchase Order will not be “restricted securities,” as such term is used in Rule 144(a)(3)(i) under the 1933 Act, and, at the time of delivery, the Fund will acquire good and unencumbered title to such Deposit Securities, free and clear of all liens, restrictions, charges and encumbrances, and not be subject to any adverse claims.

6.	Cash Component

The Participant hereby agrees that, in connection with a Purchase Order, whether for itself or any party for which it acts, it will make available on or before the contractual settlement date (the “Contractual Settlement Date”), by means satisfactory to the Trust, and in accordance with the provisions of the Prospectus, immediately available or same day funds estimated by the Trust to be sufficient to pay the Cash Component next determined after acceptance of the Purchase Order, together with the applicable Transaction Fee. Any excess funds will be returned following settlement of the Purchase Order. The Participant agrees to ensure that the Cash Component will be received by the issuing Fund in accordance with the terms of the Prospectus, but in any event on or before the Contractual Settlement Date, and in the event payment of such Cash Component has not been made in accordance with the provisions of the Prospectus or by such Contractual Settlement Date, the Participant agrees in connection with a Purchase

Order to pay the amount of the Cash Component, plus interest, computed at such reasonable rate as may be specified by the Fund from time to time. The Participant shall be liable to the custodian, any sub-custodian, or the Trust for any amounts advanced by the custodian or any sub-custodian in its sole discretion to the Participant for payment of the amounts due and owing for the Cash Component. Computation of the Cash Component shall exclude any taxes, duties or other fees and expenses payable upon the transfer of beneficial ownership of the Deposit Securities, which shall be the sole responsibility of the Participant and not the Trust.

7.	Role Of Participant

(a) Each Party acknowledges and agrees that, for all purposes of this Agreement, the Participant will be deemed to be an independent contractor and will have no authority to act as agent for the Funds or the Distributor in any matter or in any respect under this Agreement. The Participant agrees to make itself and its employees available, upon reasonable request, during normal business hours to consult with the Funds or the Distributor or their designees concerning the performance of the Participant’s responsibilities under this Agreement.

(b) The Participant agrees as a DTC Participant and in connection with any purchase or redemption transactions in which it acts on behalf of a third party, that it shall extend to such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Prospectus.

(c) The Participant represents that from time to time, it may be a beneficial owner of Shares (“Beneficial Owner”). To the extent that it is a Beneficial Owner, the Participant agrees to irrevocably appoint the Distributor as its attorney and proxy with full authorization and power to vote (or abstain from voting) the Participant’s beneficially owned Shares with no input from the Participant. The Distributor will vote (or abstain from voting) the Participant’s beneficially owned Shares in the same proportion (or abstentions) as the other beneficial owners of Shares of the applicable Fund or the Trust. The Distributor, as attorney and proxy for the Participant hereunder: (i) is hereby given full power of substitution and revocation; (ii) may act through such agents, nominees, or attorneys as it may appoint from time to time; and (iii) may provide voting instructions to such agents, nominees, or substitute attorneys. The Distributor may terminate this irrevocable proxy within sixty (60) days’ written notice to the Participant. This irrevocable proxy terminates upon termination of the Agreement.

(d) The Participant represents and warrants that it has implemented, and agrees to maintain and implement on an ongoing basis, an anti-money laundering program reasonably designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001, each as amended from time to time, and any rules adopted thereunder and/or any applicable anti-money laundering laws and regulations of other jurisdictions where the Participant conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency.

8.	Authorized Persons Of The Participant

(a) Concurrently with the execution of this Agreement, and from time to time thereafter as may be requested by the Funds, the Transfer Agent, or the Distributor, the Participant shall deliver to the Funds and the Transfer Agent, with copies to the Distributor, a certificate in the format of Attachment A to this Agreement, duly certified by the Participant’s Secretary or other duly authorized officer of the Participant, setting forth the names and signatures of all persons authorized by the Participant to give Orders and instructions relating to any activity contemplated by this Agreement on behalf of the Participant (each an “Authorized Person”). Such certificate may be relied upon by the Distributor, the Transfer Agent and the Funds as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by the Funds, the Distributor, and the Transfer Agent of a superseding certificate or of written notice (via e-mail is permissible) from the Participant that an individual should be added to, or removed from, the certificate. Following the Participant’s transmission of a superseding certificate to the Transfer Agent, the Participant shall also send an e-mail to the Transfer Agent at BBH.AP.Services@bbh.com notifying the Transfer Agent of the addition or removal of an Authorized Person. Whenever the Participant wants to add an Authorized Person or revoke the authority of an Authorized Person, the Participant shall give prompt written notice (via e-mail is permissible) of such fact to the Funds and the Transfer Agent, with a copy to the Distributor, and such notice shall be effective upon receipt by the Funds, the Transfer Agent, and the Distributor.

(b) Orders and instructions relating to any activity contemplated by this Agreement on behalf of the Participant may be processed through a third-party platform (the “Order Entry System”) selected by the Transfer Agent. The Participant and its Authorized Persons must establish their own credentials with the Order Entry System for placing Orders electronically, and the Participant is solely responsible for restricting access to such credentials to prevent persons other than Authorized Persons from using the Order Entry System to place or modify Orders. Authorized Persons must provide relevant login credentials and be listed as a duly authorized person of the Participant on the most recent certificate in the form of Attachment A to be properly authenticated and to place or modify Orders electronically or telephonically. If the Participant has set up a unique personal identification number (“PIN Number”) with the Order Entry System, any changes made to the Participant’s trade desk settings shall require Participant’s PIN Number for authentication. The Participant and each Authorized Person shall keep Participant’s PIN Number and all Authorized Person login credentials confidential and only those Authorized Persons shall submit instructions on behalf of the Participant to the Funds, Transfer Agent, and Distributor.

(c) The Transfer Agent and Distributor shall not have any obligation to verify instructions and Orders given by properly authenticated Authorized Persons per paragraph (b) of this section and shall assume that all instructions and Orders issued to it by a properly authenticated Authorized Person have been properly placed, unless the Transfer Agent and Distributor have actual knowledge to the contrary because they received from the Participant written notice as set forth in paragraph (a) of this section that such person is no longer authorized to act on behalf of the Participant. The Participant agrees that none of the Distributor, the Transfer Agent, or the Funds shall be liable, absent gross negligence, bad faith or willful misconduct, for Losses (as defined in Section 12(a) below) incurred by the Participant as a result of the unauthorized use of an Authorized Person’s Order Entry System login credentials. The Participant further agrees that none of the Distributor, the Transfer Agent/Index Receipt Agent, or the Trust or the Funds shall be liable, absent gross negligence, bad faith or willful misconduct, for Losses incurred by the Participant as a result of the unauthorized use of a Participant’s PIN Number, unless the Transfer Agent, Distributor, and the Funds previously received from the Participant written notice to revoke such Authorized Person’s authority as set forth in paragraph (a) of this section. This paragraph (c) shall survive the termination of this Agreement.

9.	Redemptions

(a) The Participant understands and agrees that Redemption Orders may be submitted only on days that the Trust is open for business, as required by Section 22(e) of the 1940 Act.

(b) The Participant represents and warrants that it will not attempt to place a Redemption Order for the purpose of redeeming any Creation Units unless it first ascertains that it owns outright or has full legal authority and legal and beneficial right to tender for redemption the requisite number of Shares, and that such Shares have not been loaned or pledged to another party and are not the subject of a repurchase agreement, securities lending agreement, or any other agreement that would preclude the delivery of such Shares to the Fund.

(c) The Participant understands that Shares of any Fund may be redeemed only when one or more Creation Units are held in its account.

(d) In the event that the Distributor, Transfer Agent and/or the Trust reasonably believes in good faith that a Participant would not be able to deliver the requisite number of Shares to be redeemed as a Creation Unit on the settlement date, the Distributor, Transfer Agent and/or Trust may, without liability, reject the Participant’s Redemption Order.

(e) In the event that the Participant receives Fund Securities the value of which exceeds the value of the applicable Creation Unit at the time of redemption, the Participant agrees to pay, on the same business day it is notified, or cause the Participant Client to pay, on such day, to the applicable Fund an amount in cash equal to the difference or return such Fund Securities to the Fund, unless the parties otherwise agree.

10.	Beneficial Ownership

(a) The Participant represents and warrants that, based upon the number of outstanding Shares of any particular Fund, either (i) it does not, and will not in the future as the result of one or more Purchase Orders, hold for the account of any single Beneficial Owner, or group of related Beneficial Owners, 80 percent or more of the currently outstanding Shares of such Fund, so as to cause the Fund to have a basis in the portfolio securities deposited with the Fund different from the market value of such portfolio securities on the date of such deposit, pursuant to sections 351 and 362 of the Internal Revenue Code of 1986, as amended, or (ii) it is carrying some or all of the Deposit Securities as a dealer and as inventory in connection with its market making activities.

(b) A Fund, the Distributor, and the Transfer Agent have the right to require, as a condition to the acceptance of a deposit of Deposit Securities, information from the Participant regarding ownership of the Shares by such Participant and its customers, and to rely thereon to the extent necessary to make a determination regarding ownership of 80 percent or more of the Fund’s currently outstanding Shares by a Beneficial Owner.

11.	Obligations Of Participant

(a) Pursuant to its obligations under the federal securities laws, the Participant agrees to maintain all books and records of all sales of Shares made by or through it and to furnish copies of such records to the Trust, Transfer Agent and/or the Distributor upon their reasonable request.

(b) The Participant affirms that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations and that it will maintain such procedures throughout the term of this Agreement.

(c) The Participant represents, covenants, and warrants that it has taken affirmative steps so that it will not be an affiliated person of a Fund, a promoter or principal underwriter of a Fund or an affiliated person of such persons due to ownership of Shares, including through its grant of an irrevocable proxy relating to the Shares to the Distributor.

12.	Indemnification

This Section 12 shall survive the termination of this Agreement.

(a) The Participant hereby agrees to indemnify and hold harmless the Distributor, the Trust, the Funds, the Transfer Agent, their respective subsidiaries, affiliates, directors, trustees, partners, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 under the 1933 Act (each a “Participant Indemnified Party”), from and against any claim, loss, liability, cost, or expense (including reasonable attorneys’ fees) (“Loss”) incurred by such Participant Indemnified Party as a result of (i) any breach by the Participant of any provision of this Agreement that relates to the Participant; (ii) any failure on the part of the Participant to perform any of its obligations set forth in this Agreement; (iii) any failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations in relation to its role as an authorized participant under this Agreement; (iv) actions of a Participant Indemnified Party taken in reasonable reliance upon any instructions reasonably believed by the Distributor, the Trust, and/or the Transfer Agent to be genuine and to have been given by the Participant; or (v) the Participant’s failure to complete an Order that has been accepted.

(b) The Distributor hereby agrees to indemnify and hold harmless the Participant, its affiliates, directors, partners, members, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 under the 1933 Act (each a “Distributor Indemnified Party”) from and against any Loss incurred by such Distributor Indemnified Party as a result of: (i) any breach by the Distributor of any provision of this Agreement that relates to the Distributor; (ii) any failure on the part of the Distributor to perform any of its obligations set forth in this Agreement; or (iii) any failure by the Distributor to comply with applicable laws, rules and regulations, including rules and regulations of SROs, in relation to its role as distributor under this Agreement.

(c) The Trust hereby agrees to indemnify and hold harmless the Participant, its respective affiliates, directors, partners, members, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 under the 1933 Act (each a “Trust Indemnified Party”) from and against any Loss, as may be limited by Section 13 hereof, incurred by such Trust Indemnified Party as a result of any breach by the Trust of its representations in Section 4(c). All Shares represent interests in their underlying series, the assets and liabilities of which are separate and distinct from the assets and liabilities of any other series of the Trust. Any indemnification provided by the Trust in connection with the Shares shall be limited to the assets of the Fund to which such breach related. No Fund shall be responsible for the obligations or liabilities of any other Fund.

13.	Limitation Of Liability

This Section 13 shall survive the termination of this Agreement.

(a) In no event shall any party to this Agreement or the Transfer Agent be liable for any special, indirect, incidental, exemplary, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of revenue, loss of actual or anticipated profit, loss of contracts, loss of the use of money, loss of anticipated savings, loss of business, loss of opportunity, loss of market share, loss of goodwill or loss of reputation), even if such parties and/or the Transfer Agent have been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall any party or the Transfer Agent be liable for the acts or omissions of DTC, NSCC or any other securities depository or clearing corporation.

(b) Neither the Trust, the Distributor, the Transfer Agent, nor the Participant shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by an event of Force Majeure, which shall mean: (i) circumstances beyond its reasonable control, including, without limitation,: acts of God; earthquakes; fires; floods; wind; explosions; wars; civil or military disturbances; terrorism; sabotage; pandemics, epidemics, public health emergencies or outbreaks (including but not limited to COVID-19), or any governmental order or requirement relating thereto; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communications services; accidents; labor disputes; and acts of civil or military authority or governmental actions; or (ii) any other circumstance or event which is unforeseeable or beyond the reasonable control of the Distributor, the Trust, the Transfer Agent, or the Participant, regardless of whether such circumstance or event is of a nature or type described in (a) above. Without prejudice to the provisions of this Section 13(b), the Trust, the Distributor, the Transfer Agent, and the Participant will each maintain a business continuity plan that is reasonably designed for (but does not guarantee) the resumption of the services and/or obligations hereunder within forty-eight (48) hours following any Force Majeure event.

(c) The Distributor, the Trust, and the Transfer Agent may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, any communication authorized under this Agreement and upon any written or oral instruction, notice, request, direction or consent reasonably believed by them to be genuine.

(d) In the absence of bad faith, gross negligence or willful misconduct on its part, the Transfer Agent, whether acting directly or through its agents, affiliates or attorneys, shall not be liable for any action taken, suffered or omitted or for any error of judgment made by it in the performance of its duties hereunder. The Transfer Agent shall not be liable for any error of judgment made in good faith unless in exercising such it shall have been grossly negligent in ascertaining the pertinent facts necessary to make such judgment.

(e) The Transfer Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder, except as may be required as a result of its own gross negligence, willful misconduct or bad faith.

(f) The Distributor shall not be liable for any action or failure to take any action with respect to the voting matters set forth in Section 7(c).

14.	Information About Deposit Securities

On each day that the Trust is open for business, through the facilities of the NSCC, the names and amounts of Deposit Securities to be included in the current Fund Deposit for each Fund will be published.

15.	Receipt Of Prospectus By Participant

The Participant acknowledges receipt of the Prospectus and represents that it has reviewed and understands the terms thereof.

16.	Consent To Electronic Delivery Of Prospectus

The Distributor may electronically deliver the Prospectus, annual or semi-annual report, or other shareholder information (each, a “Shareholder Document”) to persons who have effectively consented to such electronic delivery. The Distributor will deliver Shareholder Documents electronically by sending consenting persons an e-mail message informing them that the applicable Shareholder Document has been posted and is available on the Fund’s website and providing a hypertext link to the document.

The Distributor shall electronically deliver all Shareholder Documents to the Participant at the e-mail address set forth on the signature page attached to this Agreement, unless and until the Participant provides written notice to the Distributor requesting otherwise. Until such notice is provided, the Participant can only obtain access to the Shareholder Documents electronically. Participant shall promptly notify Distributor if its e-mail address changes.

17.	Notices

Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery; by Federal Express (“FedEx”) or other similar delivery service; by registered or certified U.S. first class mail, return receipt requested; or by electronic mail or similar means of same day delivery. All notices to the Participant, the Distributor, the Trust and the Transfer Agent shall be directed to the address or telephone number or electronic mail address indicated below the signature line of such party.

18.	Effectiveness, Termination, And Amendment Of Agreement

(a) This Agreement shall become effective on the date set forth below and may be terminated at any time by any party upon sixty (60) days’ prior written notice to the other parties, and may be terminated earlier by the Fund, the Participant or the Distributor at any time in the event of a material breach by another party of any provision of this Agreement.

(b) No party may assign its rights or obligations under this Agreement (in whole or in part) without the prior written consent of the other party, which shall not be unreasonably withheld.

(c) This Agreement may not be amended except by a writing signed by all the parties hereto with a copy to the Transfer Agent. This Agreement is intended to, and shall, apply to each of the current and future Funds of the Trust, such that no amendment shall be required in the event that the Trust creates new Funds or terminates existing Funds; provided, however, that notice shall be provided to the Participant of such creation or termination of Funds.

19.	Governing Law

This Section 19 shall survive the termination of this Agreement.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof. The parties irrevocably submit to the personal jurisdiction and service and venue of any New York state or United States federal court sitting in New York having subject matter jurisdiction, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

20.	Arbitration

Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure. Any arbitration shall be conducted in the State of New York, and each arbitrator shall be from the securities industry. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

21.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

22.	Severance

If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supra-national body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

23.	Headings

Headings and sub-headings are included solely for convenience of reference and shall not affect the meaning, construction, operation, or effect of the terms of this Agreement.

24. Entire Agreement

This Agreement, which includes the attachments, supersedes any prior agreement between the parties with respect to the subject matter contained herein and constitutes the entire agreement between the parties regarding the matters contained herein.

[Signature Page Follows]

The duly authorized representatives of the below parties have executed this Agreement, the effective date of which shall be the date of the most recent signature below.

PINE Distributors LLC

By:
Name:
Title:

Address: 501 S. Cherry Street, Suite 610
Denver, CO 80243
Telephone: 720-651-8092
Email:
Date:

[NAME OF PARTICIPANT]

DTC/NSCC Clearing Participant Code:

By:
Name:
Title:
Address:
Telephone:
Email:
Date:

ACCEPTED BY:

Brown Brothers Harriman & Co. as Transfer Agent

By:
Name:
Title:
Address:
Telephone:
Email:
Date:

ACKNOWLEDGED AND AGREED, SOLELY WITH RESPECT TO

SECTIONS 4(c), 12(a), 12(c), 13 and 19 HEREOF:

Crossmark ETF Trust

By:
Name:
Title:
Address:
Telephone:
Email:
Date:

ATTACHMENT A

AUTHORIZED TRADERS

1.	OVERVIEW

In accordance with the Authorized Participant Agreement (the “AP Agreement”) between ______________________________________ (insert relevant entity name(s) here) and _______________________________(the “AP”) and subject to acceptance by Brown Brothers Harriman & Co. (“BBH”), as [Transfer Agent/Index Receipt Agent], this Authorized Persons Documentation Package is intended to delineate the roles and responsibilities of individual personnel at the AP who are deemed ”Authorized Traders” within the meaning of the AP Agreement.

BBH, as part of our due diligence process, will verify the identity of any person or firm instructing with respect to an Authorized Trader’s access to place ETF creation/redemption orders (e.g., set up, amendment or removal) by referring to this package, as completed by the AP. BBH will initiate a “callback” to authenticate certain instructions received, as outlined below.

To that end, BBH requires the following documentation from the AP:

a. Completion of the attached form to identify Authorized Persons and define their role at the AP. Please see below for definitions to assist in your completion of the form.

i.	Authorized Traders

BBH defines Authorized Traders as those individuals authorized to submit facsimile, telephone or electronic Exchange Traded Fund (“ETF”) creation or redemption orders. BBH acknowledges that any ETF creation or redemption instruction received by the AP from an individual named as an Authorized Trader shall be deemed an instruction transmitted by an Authorized Participant, subject to the parameters set forth by the terms of the Authorized Participant Agreement. It is the responsibility of the Authorized Participant to notify BBH if a Trader is no longer authorized.

ii.	BBH INFUSE® - APEX® PORTAL

APs may elect to be set up with access to Authorized Participant Exchange (APEX), BBH’s web-based interface for Authorized Traders to submit ETF creation and redemption instructions electronically. APEX is accessed through BBH Infuse®. Authorized Traders can enter and cancel instruction via the online portal (where applicable before fund trading cut off). It is the responsibility of the Authorized Participant to notify BBH if a Trader is no longer authorized.

iii.	Callbacks

The following types of instructions received via telephone, fax or email will require a callback to an Authorized Trader to authenticate the instruction. Instructions requiring a callback include but are not limited to the following. BBH requires the designation of individuals to whom a call back can be placed/performed.

•	Authorized Participant Establishment and Profile Set up

•	Authorized Trader Access Additions/Amendments and Removal

•	BBH Infuse® - APEX® portal set up requests

BBH may require a callback for additional instruction types at its sole discretion.

iv.	Interested Parties

BBH defines Interested Parties as those individuals authorized to receive Affirmations and Confirmations for creation or redemption orders placed by Authorized Traders. BBH requires that at least two Interested Parties are provided to ensure that order details are delivered to more than one party. The order Affirmations and Confirmations are sent to the Authorized Trader by default, therefore, the Interested Party may not be the same as the Authorized Trader. The Interested Party may be a team distribution email address, however, BBH will assume that there are multiple group members on the distribution. It is the responsibility of the Authorized Participant to notify BBH if an Interested Party is no longer authorized.

b. Documentation of Authority

Documentation of authority of the AP must be provided, and accompany the attached Authorized Persons Documentation and executed AP Agreement, to facilitate BBH verification of the signer’s permission to execute such documents. Corporate documentation may include a Corporate certificate, Certificate of Incumbency, Board Resolution and/or other corporate documentation which demonstrates the person signing is permissioned. BBH will not accept proprietary authorized signers lists or the below forms without corporate documentation.

Please contact BBH AP Services with any questions related to this information.

T 617.772.4812 | BBH.AP.Services@bbh.com

AUTHORIZED TRADERS
Date: __________________

2.	AUTHORIZED PARTICIPANT PROFILE

Input information related to the AP Firm. Indicate the desired wire instructions for the delivery of ETF cash components.

Authorized Participant Name

BIC

Participant Account(s)

Street Address

Town/City, State, Zip Code

Wire Instructions Currency Bank ABA Bank Name Beneficiary Account Beneficiary Name Reference

3.	AUTHORIZED TRADER PROFILE

For APEX® Access, indicate “Y” if the trader is authorized to submit Creations and Redemptions on APEX®, BBH’s online order-taking platform.

For Callback Authority, indicate “Y” if the trader is authorized to verbally confirm additions/amendments/deletions to this Authorized Traders Package.

For Signer Authority, indicate “Y” if the trader is authorized to instruct additions/amendments/deletions and sign subsequent Authorized Traders Package updates.

Authorized Trader Name	Signature	Telephone	Email	APEX® Access (Y/N)	Callback Authority (Y/N)	Signer Authority (Y/N)

AUTHORIZED TRADER PROFILE (continued)

Authorized Trader Name	Signature	Telephone	Email	APEX® Access (Y/N)	Callback Authority (Y/N)	Signer Authority (Y/N)

4.	INTERESTED PARTIES

For Affirmation/ Confirmation Email, indicate “Y” if the interested party is authorized to receive a copy of the Affirm and/or Confirm via email.

Interested Party Name	Email	Affirmation Email (Y/N)	Confirmation Email (Y/N)

AUTHORIZED SIGNATURE

Authorized By:___________________________________

Name: _________________________________________

Title: ___________________________________________

Telephone #:_______________________________________

Fax #:___________________________________________

Date: ___________________________________________

AUTHORIZED TRADERS - CHANGE LOG

Date	Section Name	Change Description	Authorized Signature